Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AFFYMAX, INC.

        Affymax, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

        FIRST:    The original Certificate of Incorporation of Affymax, Inc. was filed with the Secretary of State of Delaware on July 20, 2001.

        SECOND:    The Amended and Restated Certificate of Incorporation of Affymax, Inc. in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

        THIRD:    The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

        IN WITNESS WHEREOF, Affymax, Inc. has caused this Certificate to be signed by its President and Chief Executive Officer as of this 15th day of February, 2006.

AFFYMAX, INC.
By:	/s/ Arlene Morris
Arlene Morris President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AFFYMAX, INC.

ARTICLE I

        The name of this corporation is Affymax, Inc.

ARTICLE II

        The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

        The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

        A.    Classes of Stock.    This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock which this corporation is authorized to issue is Eighty-Seven Million Four Hundred Seventy-Nine Thousand Nine Hundred Twenty-One (87,479,921) shares. Fifty Million Seven Hundred Fifty-Thousand (50,750,000) shares shall be Common Stock, and Thirty-Six Million Seven Hundred Twenty-Nine Thousand Nine Hundred Twenty-One (36,729,921) shares shall be Preferred Stock, of which: (i) Two Million Three Hundred Thousand (2,300,000) shares shall be designated as "Series A Preferred Stock," (ii) Five Million (5,000,000) shares shall be designated as "Series B Preferred Stock," (iii) Ten Million Six Hundred Nine Thousand Five Hundred Ninety-Two (10,609,592) shares shall be designated as "Series C Preferred Stock," (iv) Sixteen Million Seven Hundred Thousand (16,700,000) shares shall be designated as "Series D Preferred Stock" and (v) Two Million One Hundred Twenty Thousand Three Hundred Twenty-Nine (2,120,329) shares shall be designated as "Series E Preferred Stock. The Common Stock shall have a par value of $0.0001 per share, and the Preferred Stock shall have a par value of $0.0001 per share.

        B.    Rights, Preferences and Restrictions of Preferred Stock.    The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

        1.    Dividend Provisions.

          (a)   The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive pari passu dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable either in Common Stock, valued at its then existing fair market value, or cash) on the Common Stock of this corporation, at the rate of 8% per annum, of the Original Series A Issue Price (as defined in Section 2(b) of this Article IV) (as adjusted for any stock split, dividend, combination, reclassification and the like), the Original Series B Issue Price (as defined in Section 2(b) of this Article IV) (as adjusted for any stock split, dividend, combination, reclassification and the like), the Original Series C Issue Price (as defined in Section 2(b) of this Article IV) (as adjusted for any stock split, dividend, combination, reclassification and the like), the Original Series D Issue Price (as defined in Section 2(a) of this Article IV) (as adjusted for any stock split, dividend, combination, reclassification and the like), or the Original Series E Issue Price (as defined in Section 2(b) of this Article IV) (as adjusted for any stock split, dividend, combination, reclassification and the like), as applicable, when, as and if declared by the Board of Directors of this corporation (the "Board of Directors"). Such dividends shall not be cumulative.

          (b)   No dividends shall be paid on any Common Stock during any fiscal year until the dividends set forth in subparagraph (a) of this Section 1 shall have been paid and declared and set apart during that fiscal year. After payment of any dividends pursuant to subparagraph (a) of this Section 1, any additional dividends, when, as and if declared by the Board of Directors of this corporation, shall be distributed among all holders of Common Stock and all holders of Preferred Stock pro rata based on the number of shares of Common Stock held by each such holder, on an as converted basis.

        2.    Liquidation Preference.

          (a)   In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series D Preferred Stock, prior and in preference to any distribution of any of the assets of the corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock or Common Stock by reason of their ownership thereof, shall be entitled to receive an amount per share equal to the sum of (i) $3.773 (as adjusted for any stock split, dividend, combination, reclassification and the like) for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") held by such holder, (ii) an amount equal to fifty percent (50%) of the Original Series D Issue Price for each outstanding share of Series D Preferred Stock, and (iii) an amount equal to all declared but unpaid dividends on such shares of Series D Preferred Stock (the "Series D Liquidation Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts for the Series D Preferred Stock, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to this subsection 2(a).

          (b)   After payment of the full Series D Liquidation Preference, in the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock shall be entitled to receive on a pari passu basis, but prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $10.00 (as adjusted for any stock split, dividend, combination, reclassification and the like) for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") held by such holder, (ii) $10.00 (as adjusted for any stock split, dividend, combination, reclassification and the like) for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") held by such holder, (iii) $3.773 (as adjusted for any stock split, dividend, combination, reclassification and the like) for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") held by such holder, (iv) $4.7162 (as adjusted for any stock split, dividend, combination, reclassification and the like) for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price"), as applicable, and an amount equal to all declared but unpaid dividends on such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series E Preferred Stock as the case may be. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each series upon the occurrence of such event. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid respective preferential amounts for each such series, then, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to this subsection 2(b).

          (c)   Upon the completion of the distribution required by subparagraphs (a) and (b) of this Section 2, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

          (d)   (i)    For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, unless (so long as at least 25% of the shares (subject to adjustment for any stock split, dividend, combination, reclassification and the like) of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock which were issued on the original issue date of such respective series are outstanding) the holders of at least seventy percent (70%) of the outstanding shares of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, vote otherwise, (A) the sale or exclusive license of all or substantially all of this corporation's assets; (B) the transfer or issuance in excess of 50% of the voting control of this corporation in one or more transactions (other than the issuance of newly issued shares of the corporation in an equity financing transaction and deemed by the Board of Directors to not constitute such a liquidation, dissolution, or winding up for the purposes of this subsection 2(d)); or (C) the acquisition of this corporation by another entity or the acquisition by this corporation of another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of this corporation) resulting in the transfer of in excess of 50% of the voting control of this corporation (other than the issuance of newly issued shares of the corporation in an equity financing transaction and deemed by the Board of Directors to not constitute such a liquidation, dissolution, or winding up for the purposes of this subsection 2(d)) (each, a "Change of Control").

            (ii)   In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

              (A)  Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                (1)   If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) calendar-day period ending three (3) calendar-days prior to the closing, unless otherwise set forth in the underlying acquisition agreement;

                (2)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) calendar-day period ending three (3) calendar-days prior to the closing, unless otherwise set forth in the underlying acquisition agreement; and

                (3)   If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

              (B)  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

            (iii) In the event the requirements of this subsection 2(d) are not complied with, this corporation shall forthwith either:

              (A)  cause such closing to be postponed until such time as the requirements of this subsection 2(d) have been complied with, or

              (B)  cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

            (iv)  This corporation shall give each holder of record of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock written notice of such impending transaction not later than ten (10) calendar days prior to the stockholders' meeting called to approve such transaction, or ten (10) calendar days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material term and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) calendar days after this corporation has given the first notice provided for herein or sooner than five (5) calendar days after this corporation has given notice of any material changes provided for herein, provided, however, that such periods may be shortened upon the written consent of the holders of at least seventy percent (70%) of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (so long as at least 25% of the shares (subject to adjustment for any stock split, dividend, combination, reclassification and the like) of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock which were issued on the original issue date of such respective series are outstanding), voting together as a single class.

        3.    Redemption.

          (a)   At any time after the fifth anniversary of the date that the first share of Series D Preferred Stock is first issued (the "Series D Original Issue Date"), upon the written request of the holders of at least a majority of the then outstanding Series A Preferred Stock (the "Series A Stockholder Notice") that all shares of Series A Preferred Stock be redeemed, or upon the written request of the holders of at least a majority of the then outstanding Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (the "Series B/C/D Stockholder Notice") that all shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock be redeemed, this corporation shall redeem, from any source of funds legally available therefor, all shares of the Series A Preferred Stock, or Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, on a pari passu basis, as applicable, in two (2) annual installments. The Series A Stockholder Notice and Series B/C/D Stockholder Notice shall collectively be referred to herein as the "Stockholder Notice." This corporation shall redeem the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock requesting redemption on the date which is ninety (90) days after the date this corporation receives the Stockholder Notice from the initial class requesting redemption (the "Initial Redemption Date"). Fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be eligible for redemption at the Initial Redemption Date and the balance of then outstanding shares of each such series shall be available for redemption on the one-year anniversary date of the Initial Redemption Date (the "Final Redemption Date). This corporation shall effect such redemptions on the Initial Redemption Date and the Final Redemption Date, by paying in cash in exchange for the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, to be redeemed a sum equal to the Original Series A Issue Price (as adjusted for any stock split, dividend, combination, reclassification and the like) per share of Series A Preferred Stock, plus all declared but unpaid dividends on such shares (the "Series A Redemption Price"), the Original Series B Issue Price (as adjusted for any stock split, dividend, combination, reclassification and the like) per share of Series B Preferred Stock, plus all declared but unpaid dividends on such shares (the "Series B Redemption Price"), the Original Series C Issue Price (as adjusted for any stock split, dividend, combination, reclassification and the like) per share of Series C Preferred Stock, plus all declared but unpaid dividends on such shares (the "Series C Redemption Price") and the Original Series D Issue Price (as adjusted for any stock split, dividend, combination, reclassification and the like) per share of Series D Preferred Stock, plus all declared but unpaid dividends on such shares (the "Series D Redemption Price"). Each of the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price and Series D Redemption Price shall be referred to herein as a "Redemption Price." Any redemption effected pursuant to this subsection (3)(a) shall be made on a pro rata basis among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, in proportion to the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, then held by such holders and if more than one series of Preferred Stock request redemption, the redemption shall be made in proportion to the redemption amounts each such series is entitled to receive.

          (b)   At least five (5) but no more than fifteen (15) days prior to the Initial Redemption Date and the Final Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Initial Redemption Date or Final Redemption Date (as applicable), the Redemption Price, the name and address of the bank or trust company where the aggregate Redemption Price to be delivered on such date may be obtained, and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection (3)(c), on or after the Initial Redemption Date and the Final Redemption Date, each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any, such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (c)   From and after the Initial Redemption Date and the Final Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, designated for redemption in the Redemption Notice as holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively (except the right to receive the

  Redemption Price without interest upon surrender of their certificate or certificates), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, on the Initial Redemption Date or the Final Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the aggregate Redemption Price of each such series. The shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock such funds will immediately be used to redeem the balance of the shares which this corporation has become obliged to redeem on the Initial Redemption Date or Final Redemption Date but which it has not redeemed.

          (d)   On or prior to the Initial Redemption Date, and the Final Redemption Date, this corporation shall deposit the Redemption Price of all shares to be redeemed on such date with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund (the "Escrow Account") for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay, on and after such Initial Redemption Date, or Final Redemption Date, as the case may be, the Redemption Price of the shares to their respective holders upon receipt of written notification from this corporation that such holder has surrendered his, her or its shares certificates to this corporation pursuant to Section 3 (b) above. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, shall bear all reasonable costs incurred by this corporation in connection with the establishment and operation of any Escrow Account, including without limitation, any reasonable escrow fees (the "Escrow Costs"). The Escrow Costs shall be borne pro rata in accordance with their respective percentage holdings among all holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 4 hereof. The balance of any funds deposited by this corporation pursuant to this Section 3(d) remaining unclaimed at the expiration of six (6) months following the applicable Redemption Date shall be returned to this corporation promptly upon its written request.

        4.    Conversion.    The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)    Right to Convert.

            (i)    Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, but in no event during the period of time, not to exceed thirty (30) calendar days, between receipt of an Issuance Notice (as defined below in Section 4(g)(i)) and the closing of a Qualified Financing (as defined below in Section 4(g)(iii), at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, Original Series D Issue Price, or Original Series E Issue Price as applicable, by the Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial conversion price per share for shares of Series A Preferred Stock shall initially be $6.7783; the initial conversion price for the shares of Series B Preferred Stock shall initially be $6.7783; the initial conversion price for the shares of Series C Preferred Stock shall initially be the Original Series C Issue Price; the initial conversion price for the shares of Series D Preferred Stock shall initially be the Original Series D Issue Price; and the initial conversion price for the shares of Series E Preferred Stock shall initially be the Original Series E Issue Price (collectively, the "Conversion Prices"). Such Conversion Prices for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be subject to adjustment as set forth in this paragraph and subsection 4(d).

          (b)    Automatic Conversion.

            (i)    Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock immediately upon, except as provided below in subsection 4(c), this corporation's sale of its Common Stock in a firm commitment, underwritten public offering with managing underwriters acceptable to the holders of a majority of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class on an as-converted basis) pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Act") having (A) a price per share greater than the Original Series D Issue Price and (B) gross offering proceeds to the Company of at least $40,000,000 and (C) a pre-offering market capitalization of at least $200,000,000 (a "Qualified IPO").

            (ii)   Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such Preferred Stock immediately upon the date specified by written consent or agreement of (A) the holders of a majority of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then outstanding, voting together as a single class, and (B) the holders of at least sixty six and two-thirds percent (66 2/3%) of the Series D Preferred Stock then outstanding, voting as a separate class.

          (c)    Mechanics of Conversion.    Before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such shares, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, or a merger, sale or financing transaction, the conversion may, at the option of any holder tendering Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall not be deemed to have converted such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock until immediately prior to the closing of such transaction.

          (d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.    The Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment from time to time as follows:

            (i)

              (A)  Conversion Price Adjustment of Series D Preferred Stock.

                (1)   If this corporation shall issue, after the Series D Original Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock (the price at which such Additional Stock is issued shall be referred to herein as the "Effective Price"), the Conversion Price for the Series D Preferred Stock in effect immediately prior to such issuance shall forthwith (except as otherwise provided in this clause (i)) be reduced to the Effective Price (the "Full Ratchet Adjustment"). Notwithstanding the foregoing, upon the first to occur of (x) the second anniversary of the Series D Original Issue Date or (y) the execution by the corporation of one or more licensing, bona fide business collaboration, or distribution arrangements with respect to the corporation's technology or products pursuant to which the corporation shall have received from such licensee, or bona fide business collaborator or distribution partner at least $30,000,000 prior to the second anniversary of the Series D Original Issue Original Issue Date, in the form of (A) cash payments to the corporation and/or (B) cash consideration for the sale of stock of the corporation at a price of at least 125% of the Original Series D Issue Price, the Full Ratchet Adjustment shall terminate (the "Full Ratchet Termination Date") and the Conversion Price of the Series D Preferred Stock shall be subject to adjustment as set forth in subsection (d)(i)(A)(2) below.

                (2)   If this corporation shall issue, after the Full Ratchet Termination Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series D Preferred Stock in effect immediately prior to such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Conversion Price for the Series D Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at the Conversion Price for the Series D Preferred Stock; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued. For the purpose of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which all outstanding securities convertible into Common Stock, either directly or through a series of conversions, could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise of all other rights and options outstanding on the day immediately preceding the given date.

              (B)  Conversion Price Adjustments of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.    If this corporation shall issue, after the date that the first share of Series E Preferred Stock is first issued (the "Series E Original Issue Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued. For the purpose of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which all outstanding securities convertible into

      Common Stock, either directly or through a series of conversions, could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise of all other rights and options outstanding on the day immediately preceding the given date.

              (C)  No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share; provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustments made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (F)(3) and (F)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

              (D)  In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

              (E)  In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

              (F)   In the case of the issuance (whether before, on or after the Series E Original Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii).

                (1)   The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(D) and 4(d)(i)(E)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                (2)   The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i))(D) and 4(d)(i)(E)).

                (3)   In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                (4)   Upon the expiration of any such option or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                (5)   The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(F)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(F)(3) or (4).

            (ii)   "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(F)) by this corporation after the date of filing of this Amended and Restated Certificate of Incorporation (the "Filing Date") other than:

              (A)  Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

              (B)  up to 2,127,563 shares of Common Stock (net of cancellations, terminations, expirations and repurchases) issuable or issued to employees, consultants, officers, directors or other service providers (if in transactions with primarily non-financing purposes) of this corporation, or a subsidiary thereof, after the Series D Original Issue Date, directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors or such higher number approved by a majority of the Board of Directors and deemed not to be "Additional Stock" by the Board;

              (C)  shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Series E Original Issue Date;

              (D)  shares of Common Stock issued upon conversion of shares of Preferred Stock;

              (E)  securities issued as a dividend or distribution on Preferred Stock;

              (F)   securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, real property leases or similar transactions approved by a majority of the members of the Board of Directors and deemed not to be "Additional Stock" by a majority of the members of the Board of Directors; provided that the number of shares of such issuances pursuant to this paragraph do not in the aggregate exceed five percent (5%) of the then outstanding Common Stock of this corporation (assuming full conversion and exercise of all convertible and exercisable securities); or

              (G)  with respect to any holder of Preferred Stock as of immediately prior to the Series D Original Issue Date that does not purchase its Pro Rata Share (as defined below) of the shares of Series D Preferred Stock pursuant to that certain Series D Preferred Stock Purchase Agreement (the "Series D Purchase Agreement"), dated July 11, 2005 (a "Non-Participating Investor"), and solely in the event the corporation in its sole and absolute discretion as set forth in subsection 4(g)(i)(C) below proposes to sell Alternative Stock (as defined below) to such Non-Participating Investor within nine (9) months following the initial closing of the sale of shares of Series D Preferred Stock pursuant to the Series D Purchase Agreement, up to that number of shares of capital stock of the corporation as is equal such Non-Participating Investor's Pro Rata Share of any Alternative Stock sold to such Non-Participating Investor within such nine (9) month period.

            (iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalent with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(F).

            (iv)  If the number of shares of Common Stock outstanding at any time after the Series E Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for such series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e)    Other Distributions.    In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

          (f)    Recapitalizations.    If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g)    Mandatory Conversion.

            (i)

              (A)  In the event that this corporation proposes to undertake a Qualified Financing (as defined in Section 4(g)(iii)(C) below), this corporation shall give each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock a written notice (the "Issuance Notice"), through a nationally recognized overnight courier to the address of each holder appearing on the books of the corporation, of its intention to undertake such Qualified Financing, describing (1) the type of new securities to be offered in the Qualified Financing, (2) the price of the securities being offered and the aggregate number of shares being offered (where applicable), (3) the anticipated number of closings and the general terms upon which this corporation proposes to issue such new securities and (4) identifying each holder's Pro Rata Share (as defined in Section 4(g)(iii)(A) below), (i) for all such Qualified Financings that close on or before the Series D Original Issue Date, at least fifteen (15) and no more than thirty (30) calendar days and (ii) for all such Qualified Financings that close after the Series D Original Issue Date, at least thirty (30) and no more than forty-five

      (45) calendar days, prior to the date of the initial closing of such Qualified Financing and offering each such holder its right to purchase its Pro Rata Share of the shares to be issued in such Qualified Financing.

              (B)  Each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may, (1) within ten (10) days from the date of the Issuance Notice (or for all Qualified Financings expected to close after the Series D Original Issue Date, within fifteen (15) days from the date of the Issuance Notice), elect to purchase such holder's Pro Rata Share of the securities to be issued in the Qualified Financing for the same price and upon the same terms as all other investors in the Qualified Financing as described in the Issuance Notice or (2) if this corporation, in its sole and absolute discretion as set forth in subsection (C) below, proposes to sell Alternative Stock, within fifteen (15) days from the date of the Alternative Stock Issuance Notice (as defined below), if any, elect to purchase that number of shares of Alternative Stock equal to such holder's Pro Rata Share of the stock sold in the Qualified Financing, at the same price per share (as adjusted for any stock split, dividend, combination, reclassification and the like) as was paid in the Qualified Financing; provided that the holders of Series A Preferred Stock shall have the right to purchase non-voting securities as set forth in Section 3.1(b) of the Amended and Restated Investor Rights Agreement dated July 11, 2005, as amended from time to time (the "Rights Agreement"). For purposes hereof, "Alternative Stock" shall mean any equity securities designated as Alternative Stock by the unanimous affirmative approval of the Board of Directors of this corporation and offered to investors in a bona fide capital raising transaction approved by the Board of Directors within nine (9) months from the date of the initial closing of the Qualified Financing.

              (C)  In the event that this corporation, in its sole and absolute discretion, proposes to sell Alternative Stock, this corporation shall give each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock that did not purchase its Pro Rata Share in the initial closing of the Qualified Financing (each a "Carryover Holder" and, collectively, the "Carryover Holders") a written notice (the "Alternative Stock Issuance Notice"), through a nationally recognized overnight courier to the address of each such holder appearing on the books of the corporation, of its intention to sell such Alternative Stock, describing (A) the Alternative Stock to be sold, (B) the price of the securities being offered and the aggregate number of shares being offered (where applicable), (C) the anticipated number of closings and the general terms upon which this corporation proposes to issue such new securities and (D) identifying each Carryover Holder's Pro Rata Share that it must purchase, at least fifteen (15) days prior to the date of the closing of the sale of the Alternative Stock. For the avoidance of doubt, the corporation has no obligation to sell or issue any Alternative Stock to the Carryover Holders or otherwise within the nine (9) month period following such initial closing of the Qualified Financing and, in the event this corporation does not issue any shares of Alternative Stock, such Carryover Holder's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall convert to Common Stock in accordance with subsection 4(g)(i)(D) below.

              (D)  So long as the Issuance Notice and, if applicable, the Alternative Stock Issuance Notice and the opportunity to purchase the securities to be sold in the Qualified Financing and, if applicable the Alternative Stock, have been provided in accordance with subsections (A), (B) and (C) above, if any holder of shares of Series A Preferred Stock,

      Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, separately or with such holder's Affiliates (as defined in Section 4(g)(iii)(D) below), does not purchase within nine (9) months of the initial closing of such Qualified Financing such holder's Pro Rata Share of either: (i) the securities issued in the Qualified Financing (which securities shall include the aggregate number of securities issued or anticipated to be issued in all closings pursuant to the applicable Qualified Financing), or (ii) the Alternative Stock (each such holder, a "Non-Participating Holder"), the Applicable Shares (as defined in Section 4(g)(iii)(B) below) held by such Non-Participating Holder shall, subject only to the closing of the Qualified Financing, the lapsing of the notice period set forth above and the lapsing of the nine (9) month period set forth above, be automatically converted into an equal number of shares of Common Stock without further action on the part of such Non-Participating Holder (a "Mandatory Conversion"). For purposes of clarity, under no circumstance shall a Non-Participating Holder be entitled to any Conversion Price adjustment pursuant to Section B4(d) of this Article IV as a result of (x) a Qualified Financing or issuance of Alternative Stock or (y) any prior issuance(s) of Additional Stock, with respect to the Applicable Shares that are converted into Common Stock pursuant to this Section 4(g). As a result, each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by a Non-Participating Holder that represents an Applicable Share shall be converted into one (1) share of Common Stock pursuant to this Section 4(g) notwithstanding that the current Conversion Price for shares of Series A Preferred Stock and Series B Preferred Stock is $6.7783, the current Conversion Price for shares of Series C Preferred Stock is the Original Series C Issue Price and the current conversion Price for shares of Series D Preferred Stock is the Original Series D Issue Price, each subject to adjustment as set forth in Section B4(d). For purposes of additional clarity, under no circumstance shall a holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock have a right or otherwise be entitled to purchase any shares of the stock sold in the Qualified Financing except to the extent such holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock elects to purchase such shares within ten (10) days from the date of the Issuance Notice (or for all Qualified Financings expected to close after the Series D Original Issue Date, within fifteen (15) days from the date of the Issuance Notice) in accordance with subsection (B) above.

            (ii)   On and after the date that a Mandatory Conversion occurs pursuant to this Section 4(g), notwithstanding that any certificates for the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock then held by a Non-Participating Holder shall not have been surrendered to this corporation for conversion, the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock representing such Non-Participating Holder's Applicable Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the right of the holder to receive (i) the shares of Common Stock to which such holder shall be entitled upon conversion thereof pursuant to the Mandatory Conversion, (ii) the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock of Non-Participating Holder representing the balance, if any, of such Non-Participating Holder's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock not converted pursuant to this Section 4(g), (iii) the amount of cash payable in respect of any fractional share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred

    Stock or Common Stock to which such holder shall be entitled, and (iv) the amount of cash payable as a result of any declared and unpaid dividends on any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock being converted pursuant to this Section 4(g). In the event that any Non-Participating Holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock presents such holder's certificate therefor for surrender to this corporation or its transfer agent upon the occurrence of such Mandatory Conversion, a certificate for the number of shares of Common Stock into which the Applicable Shares of such holder's shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock surrendered were convertible on the date of such Mandatory Conversion shall be promptly issued and delivered to such holder, along with a certificate representing the balance, if any, of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock not otherwise converted pursuant to this Section 4(g).

            (iii)   Definitions.    For purposes of this Section 4(g),

              (A)  "Pro Rata Share" shall mean the product obtained by multiplying (i) the total number of shares (or aggregate dollar amount of the securities to be sold, as the case may be) proposed to be sold to existing holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as determined by the unanimous affirmative approval of the Board of Directors and approved by the holders of at least (1) 75% of the outstanding shares of Series D Preferred Stock (voting together as a single class) and (2) 75% of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class) in a Qualified Financing, provided that such amount shall not exceed 50% of the total number of shares (or aggregate dollar amount of the securities to be sold, as the case may be) proposed to be sold in the Qualified Financing, multiplied by (ii) a holder's "Pro Rata Share" as defined in Section 3.1(a) of the Rights Agreement.

              (B)  the "Applicable Shares" for any Non-Participating Holder shall be equal to that number of shares of Preferred Stock computed using the following formula:

AS = Y	(A-B)
A
Where	AS =	the number of Applicable Shares
	Y =	the aggregate number of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder
	A =	the number of shares constituting such holder's Pro Rata Share
	B =	either the number of shares actually purchased by the holder in such Qualified Financing or the number of shares of Alternative Stock actually purchased by such holder

In determining the shares that shall constitute the Applicable Shares to be converted into Common Stock pursuant to this Section 4(g), those shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock held by a Non-Participating Holder for the longest period of time shall be converted prior to any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock held for a shorter period of time. For purposes of illustration only, if (x) immediately prior to a Qualified Financing a Non-Participating Holder holds 2,500,000 shares of Series B Preferred Stock and 1,500,000 shares of Series C Preferred Stock, (y) such Non-Participating Holder's Pro Rata Share of such Qualified Financing is equal to 2,000,000 shares and (z) such Non-Participating Holder purchases 500,000 shares in the Qualified Financing or 500,000 shares of Alternative Stock, then the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock that shall be automatically converted into shares of Common Stock shall be equal to 75% of 4,000,000, or 3,000,000 shares. Moreover, the Applicable Shares shall be comprised of all 2,500,000 shares of Series B Preferred Stock held by the holder and 500,000 shares of Series C Preferred Stock held by such holder, which shall be converted into a total of 3,000,000 shares of Common Stock.

              (C)  "Qualified Financing" means the issuance and sale of this corporation's capital stock or securities convertible into this corporation's capital stock in (i) an equity financing or (ii) a debt financing involving the issuance of securities convertible into this corporation's capital stock; provided that (A) the Board of Directors of the corporation, by unanimous affirmative approval, (B) the holders of at least 75% of the outstanding shares of Series D Preferred Stock, voting together as a single class, and (C) the holders of at least 75% of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, shall each have approved such equity or debt financing as a Qualified Financing; and provided further, that the "Qualified Financing" shall not include an acquisition or asset transfer, a Qualified IPO or any transaction or issuance specified in Section 4(d)(ii).

              (D)  A holder's "Affiliates" shall mean entities or persons under the same investment management or control as the holder, including without limitation entities that are partnerships or LLCs with the same general partner or managing member.

          (h)    No Fractional Shares and Certificates as to Adjustments.

            (i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional shares, this corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of the Common Stock (as determined in good faith by the Board of Directors) on the date of conversion.

            (ii)   Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

          (i)    Notices of Record Date.    In the event of (i) any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or (ii) dissolution, liquidation or winding up of this corporation, any sale or exclusive license of all or substantially all of the assets of this corporation, merger, consolidation, reorganization or recapitalization of the capital stock of this corporation, this corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such action, and the character of such action and amount of any such dividend, distribution or right

          (j)    Reservation of Stock Issuable Upon Conversion.    This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

          (k)    Notices.    Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

        5.    Voting Rights.

          (a)    Vote other than for Directors.    Other than as set forth herein or as required by applicable law, the holders of shares of Series A Preferred Stock and Series E Preferred Stock shall not be entitled to vote on any matter on which the stockholders of this corporation shall be entitled to vote, including any vote to elect directors of this corporation, and shares of Series A Preferred Stock and Series E Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters. The holder of each share of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock hold by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

        6.    Voting for Directors.    The holders of Series D Preferred Stock (including the underlying Common Stock) shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of this corporation's stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director. The holders of Series C Preferred Stock (including the underlying Common Stock) shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of this corporation's stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director. The holders of Series B Preferred Stock and Series C Preferred Stock (including the underlying Common Stock), voting together as a single class, shall be entitled to elect three (3) members of the Board of Directors at each meeting or pursuant to each consent of this corporation's stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director. The holders of the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, voting together as a single class, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of this corporation's stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

        7.    Protective Provisions.

          (a)   So long as at least 25% of the shares (subject to adjustment for any stock split, dividend, combination, reclassification and the like) of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock which were issued on the original issue date of such respective series are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock:

            (i)    increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

            (ii)   effect any amendment to the Mandatory Conversion provisions contained in Section B.4(g) of Article IV of the Certificate of Incorporation;

            (iii) engage in any business other than the business engaged in by this corporation immediately prior to the Series D Original Issue Date;

            (iv)  engage in a liquidation, dissolution, winding up or a Change of Control of this corporation;

            (v)   amend or waive any provision of this corporation's Certificate of Incorporation or bylaws (whether by merger, consolidation or otherwise) so as to materially adversely affect the preferences, privileges or rights of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

            (vi)  redeem, repurchase or declare a dividend with regard to any security of this corporation (other than any repurchase of Common Stock pursuant to stock purchase agreements or Common Stock granted pursuant to any stock benefit plan to employees (such plan being approved by the Board of Directors) or the redemption of Preferred Stock as provided in this Certificate of Incorporation);

            (vii) increase or decrease the authorized number of directors; or

            (viii) issue or authorize the issuance of shares of Series D Preferred Stock or securities exercisable for or convertible into shares of Series D Preferred Stock, other than pursuant to the Series D Purchase Agreement.

          (b)   So long as at least 25% of the shares (subject to adjustment for any stock split, dividend, combination, reclassification and the like) of Series A Preferred Stock which were issued on the original issue date of such Series A Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

            (i)    Except with respect to any transaction or series of related transactions involving any (a) Change of Control, (b) issuance of securities or (c) election of a member to the Board of Directors, alter, change or amend the preferences, privileges or rights of the Series A Preferred Stock so as to materially adversely affect such rights; provided, that in the context of an issuance of securities, if the rights of the Series A Preferred Stock are materially adversely affected in a manner materially different than the rights of the Series B Preferred Stock this protective provision shall apply to such issuance; and provided further, that in the context of a Change of Control transaction involving this corporation and an "Affiliated Party," this protective provision shall apply to such transaction, such consent not to be unreasonable withheld;

            (ii)   Except with respect to any transaction or series of related transactions involving any (a) Change of Control, (b) issuance of securities or (c) election of a member to the Board of Directors, amend or waive any provision of this corporation's Certificate of Incorporation or bylaws so as to materially adversely affect the preferences, privileges or rights of the Series A Preferred Stock; provided, that in the context of issuance of securities, if the rights of the Series A Preferred Stock are materially adversely affected in a manner materially different than the rights of the Series B Preferred Stock this protective provision shall apply to such issuance; and provided further, that in the context of a Change of Control transaction involving this corporation and an "Affiliated Party," this protective provision shall apply to such transaction, such consent not to be unreasonably withheld;

            (iii) redeem, repurchase or declare a dividend with regard to any security of this corporation (other than any repurchase of Common Stock pursuant to stock purchase agreements or Common Stock granted pursuant to any stock benefit plan to employees (such plan having been approved by the Board of Directors) or the redemption of Preferred Stock as provided in this Certificate of Incorporation);

            (iv)  Except with respect to any transaction or series of related transactions involving any (a) Change of Control, (b) issuance of securities or (c) indemnification arrangements, enter into any material agreement or contract with any Affiliated Party of a holder of the Series B Preferred Stock, such approval not to be unreasonably withheld; provided that in the context of issuance of securities, if the rights of the Series A Preferred Stock are materially adversely affected in a manner materially different than the rights of the Series B Preferred Stock this protective provision shall apply to such issuance; and provided further, that in the context of a Change of Control transaction involving this corporation and an "Affiliated Party," this protective provision shall, apply to such transaction, such consent not to be unreasonably withheld; or

            (v)   increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock.

        For purposes of this Section 7(b), an "Affiliated Party" shall mean any corporation, firm partnership or other entity, whether de jure or de facto, which directly owns, is owned by or is under common ownership with any holder of Series B Preferred Stock to the extent of at least fifty percent (50%) of the equity having the power to vote on or direct the affairs of such corporation, firm, partnership or entity, and any person, firm partnership, corporation or other entity actually controlled by, controlling or under common control with such holder of Series B Preferred Stock.

          (c)   So long as at least 25% of the shares (subject to adjustment for any stock split, dividend, combination, reclassification and the like) of Series D Preferred Stock which were issued on the Series D Original Issue Date are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of (1) for purposes of subsection (i)-(iv) below, at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series D Preferred Stock; and (2) for purposes of subsection (v) below, at least seventy-five percent (75%) of the then outstanding shares of Series D Preferred Stock:

            (i)    amend or waive any provision of this corporation's Certificate of Incorporation or bylaws (whether by merger, consolidation or otherwise) so as to adversely affect the preferences, privileges or rights of the Series D Preferred Stock;

            (ii)   increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series D Preferred Stock;

            (iii) pay or declare a dividend with regard to any security of this corporation (other than any repurchase of Common Stock pursuant to stock purchase agreements or Common Stock granted pursuant to any stock benefit plan to employees (such plan being approved by the Board of Directors) or the redemption of Preferred Stock as provided in this Certificate of Incorporation); or

            (iv)  issue or authorize the issuance of securities having a liquidation preference senior to or on parity with the Series D Preferred Stock; or

            (v)   effect any amendment to the Mandatory Conversion provisions contained in Section B.4(g) of Article IV of the Certificate of Incorporation;

        8.    Status of Converted or Redeemed Stock.    In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by this corporation. This Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

        C.    Common Stock.

        1.    Dividend Rights.    Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

        2.    Liquidation Rights.    Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of this Article IV hereof.

        3.    Voting Rights.    The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

        4.    Adjustment in Authorized Common Stock.    The number of authorized share of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of this corporation (voting on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

        A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article V to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

        Any repeal or modification of the foregoing provision of this Article V by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VI

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ARTICLE VII

        Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.